                                                                    EXHIBIT 10.2

                 BANK OF AMERICA SUMMARY OF TERMS AND CONDITIONS

                                 USA TRUCK INC.



                       $60,000,000 SENIOR CREDIT FACILITY


BORROWER:               USA Truck Inc., a Delaware corporation (the "Borrower").

ADMINISTRATIVE AGENT:   Bank of America, N.A. (the "Administrative Agent" or
                        "Bank of America") will act as sole and exclusive administrative and collateral agent.

LENDERS: A syndicate of financial institutions (including Bank of America) arranged on a best efforts basis, which institutions shall be acceptable to the Borrower and the Administrative Agent (collectively, the "Lenders").

SENIOR CREDIT FACILITY: An aggregate principal amount of up to $60,000,000 will be available upon the terms and conditions hereinafter set forth:

                        Senior Credit Facility: A $60,000,000 revolving credit facility (the "Senior Credit Facility") with a sublimit for the issuance of letters of credit (each a "Letter of Credit") and a sublimit for swingline loans (each a "Swingline Loan"). Letters of Credit will be issued by Bank of America (in such capacity, the "Fronting Bank") and Swingline loans will be made available by Bank of America, and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.

SWINGLINE OPTION:       Swingline Loans will be made available on a same day
                        basis in an aggregate amount not exceeding $5,000,000.
                        Borrower must repay each Swingline Loan in full no later than seven days after such loan is made.

PURPOSE: The proceeds of the Senior Credit Facility shall be used: (i) to refinance the outstanding principal amount of existing indebtedness of the Borrower; (ii) to pay for capital expenditures; (iii) to provide for working capital, letters of credit and other general corporate purposes of the Borrower.

CLOSING: The execution of definitive loan documentation, to occur on or before April 28, 2000 ("Closing").

INTEREST RATES:         As set forth in Addendum I.

MATURITY:               The Senior Credit Facility shall terminate and all
                        amounts outstanding thereunder shall be due and payable in full five years from Closing.

AVAILABILITY/SCHEDULED
AMORTIZATION:           Senior Credit Facility: Loans under the Senior Credit
                        Facility ("Revolving Credit Loans") may be made, and Letters of Credit may be issued, in each case subject to availability. Availability shall be determined by a Borrowing Base. Advance rates will be 85% for Eligible
                        Accounts Receivable and 85% of the lower of book value or market value (per sampling of fleet) of Eligible
                        Unencumbered Equipment.

SECURITY:               The Senior Credit Facility will be secured by a first
                        priority lien on Accounts Receivable, as defined in the Loan Documents, and at closing, a conditional security interest in Unencumbered Revenue Equipment, as defined in the Loan Documents, which shall attach and be perfected as follows: (i) upon the occurrence of a Triggering Event, as defined below, the security interest shall attach to the Unencumbered Revenue
                        Equipment, (ii) upon the occurrence of a Triggering
                        Event, the Borrower shall deliver all titles and other documents necessary to Administrative Agent to perfect a lien on the Unencumbered Revenue Equipment ("Perfection
                        Documents") to the Collateral Agent. The collateral agent shall be a bank mutually acceptable to Lenders and Borrower and (iii) upon receipt of the Perfection
                        Documents, the Administrative Agent shall have option to perfect the Administrative Agent's security interest in the Unencumbered Revenue Equipment by recording such security interest on one or more titles to the Unencumbered Revenue Equipment. Borrower shall advance to Administrative Agent the cost to be incurred by Administrative Agent in accomplishing such perfection.
                        The Loan Documents shall also contain a negative pledge as to all other unencumbered corporate assets.
                        Triggering Event shall be defined as an Event of Default, as defined in the Loan Documents, or the Total
                        Funded Debt to EBITDAR being greater than 2.50x until September 30, 2000, then 2.35x thereafter.

                        Borrower shall prior to or at closing take all actions necessary to insure that in the event the security interest of the Administrative Agent attaches, it will constitute a first priority lien on Borrower's Unencumbered Revenue Equipment, including, but not limited to obtaining third party consents, intercreditor agreements and other agreements as shall be requested by the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent.

                        The foregoing security shall ratably secure the Senior Credit Facility and any interest rate swap/foreign currency swap or similar agreements with a Lender or its affiliates under the Senior Credit Facility.

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:             In addition to the normal advances and payments on the
                        Senior Credit Facility, the Senior Credit Facility will be prepaid by an amount equal to (i) 100% of the net cash proceeds of all asset sales by the Borrower or any subsidiary of the Borrower (including sales of stock of subsidiaries), other than sale of revenue equipment and inventory through the normal course of business, subject to de minimus baskets and reinvestment provisions to be agreed upon and net of selling expenses and taxes to the extent such taxes are paid; (ii) 100% of the net cash proceeds from the issuance of any debt (excluding certain permitted debt to be agreed upon) by the Borrower or any subsidiary of the Borrower; and (iii)
                        50% of the net cash proceeds from the issuance of equity by the Borrower or any subsidiary of the Borrower.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:             The Borrower may prepay the Senior Credit Facility in
                        whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

CONDITIONS PRECEDENT
TO CLOSING:             The Closing (and the initial funding) of the Senior
                        Credit Facility will be subject to satisfaction of the conditions precedent deemed appropriate by the Administrative Agent and the Lenders for transactions of this type, including, but not limited to, the following:

                        (i) The Administrative Agent's satisfactory review of the Loan Documents (including all schedules and exhibits thereto). The Loan Documents shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived without the prior written consent of the Administrative Agent.

                        (ii) Receipt and review, with results satisfactory to the Administrative Agent and its counsel, of information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, environmental matters, material contracts, debt agreements, property ownership, contingent liabilities and management of the Borrower, and its respective subsidiaries, which information will include a review of unencumbered revenue equipment and related systems.

                        (iii) Receipt of audited consolidated financial statements of USA Truck Inc. for the fiscal years ended 1997, 1998 and 1999. Receipt of company-prepared annual projections for the transaction horizon.

                        (iv) The negotiation, execution and delivery of definitive documentation for the Senior Credit Facility satisfactory to the Administrative Agent and the Lenders (the "Loan Documents"), which shall include, without being limited to
                                (a) satisfactory opinions of counsel to the Borrower (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facility) and of local counsel and such other customary closing documents as the Administrative Agent shall reasonably request, and (b) satisfactory evidence that the Administrative Agent (on behalf of the Lenders) upon attachment of the conditional security interest, will hold a perfected, first priority lien in all of the collateral for the Senior Credit Facility, subject to no other liens except for permitted liens to be determined.

                        (v) There shall not exist any pending or threatened action, suit, investigation or proceeding, which, if adversely determined, could materially and adversely affect the Borrower or its subsidiaries, any transaction contemplated hereby or the ability of the Borrower and its subsidiaries to perform its obligations under the documentation for the Senior Credit Facility or the ability of the Lenders to exercise their rights thereunder.

                        (vi) There shall not have occurred a material adverse change since the most recently ended fiscal year for which an audit has been completed in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, in each case together with its subsidiaries taken as a whole, or in the facts and information regarding such entities as represented to date.

                        (vii) There shall be no less than $10 million of availability under the Revolving Credit Facility at Closing after giving effect to the payoff of Deposit Guaranty Bank and all borrowings under the Revolving Credit Facility on such date.

                        (viii) The Administrative Agent, any Lender and/or their affiliates shall have received all fees and expenses required to be paid on or before Closing.

                        (ix) Receipt and review, with results satisfactory to the Administrative Agent and the Lenders, of information confirming that the Borrower's material computer applications and those of its key vendors and customers adequately address the Year 2000 problem in all material respects.

                        (x) The absence of any material disruption of or a material adverse change in conditions in the financial, banking or capital markets which the Administrative Agent in their sole discretion, deem material in connection with the syndication of the Senior Credit Facility.

REPRESENTATIONS
AND WARRANTIES:         Usual and customary representations and warranties for
                        transactions of this type, including, but not limited to, the following: (i) corporate existence and status;
                        (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements and other information and no material adverse change; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment Company Act; (ix) ERISA matters;
                        (x) environmental matters; (xi) perfected liens and security interests; (xii) payment of taxes; (xiii) accuracy of disclosure; and (xiv) Year 2000 preparedness.


COVENANTS:              Usual and customary covenants for transactions of this
                        type, including, but not limited to, the following: (i) delivery of financial statements and other reports; (ii) delivery of compliance and borrowing base certificates;
                        (iii) delivery of notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws (including environmental laws and ERISA matters) and material contractual obligations; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens and negative pledges; (viii) limitation on mergers, consolidations and sale of the company and/or assets;
                        (ix) limitation on incurrence of debt; (x) limitation on stock repurchases in excess of $5 million in any fiscal year or $10 million in the aggregate over the life of the facility. Stock repurchases will be subject to before mentioned limits and to no proforma events of default after giving effect to the redemptions; (xi) redemptions and/or prepayment of other debt; (xii) limitation on investments and acquisitions, provided however such limitation shall not prohibit one or more acquisitions if the aggregate purchase price for all such acquisitions does not exceed $10 million; (xiii) limitation on transactions with affiliates; and (xiv)
                        Year 2000 compliance.

                        Financial covenants to include (but not be limited to):

               o Maintenance on a rolling four quarter basis of a Maximum Leverage Ratio (total funded debt/EBITDAR) of 3.00x (total funded debt is to include capitalized leases and the present value of operating leases).

               o Maintenance on a rolling four quarter basis of a Minimum Fixed Charge Coverage Ratio (EBITDAR/(cash interest expense plus scheduled principal/lease repayments plus 25% Revolving Credit Facility outstandings plus rents plus cash taxes)) of 1.25x.

               o Minimum Net Worth of $65 million with step-ups equal to 50% of cumulative net income, less any stock repurchases, subject to the above limits.

EVENTS OF DEFAULT:      Usual and customary for financings of this type,
                        including, but not limited to, the following: (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iv) cross-default to other material agreements and indebtedness, with "material" for purposes of this event of default meaning one or more defaults outstanding at any one time on indebtedness that equals or exceeds $2 million in the aggregate, (v) bankruptcy and other insolvency events,
                        (vi) material judgments, (vii) ERISA matters, (viii) actual or asserted invalidity of any loan documentation or security interests.

ASSIGNMENTS AND
PARTICIPATIONS:         Each Lender will be permitted to make assignments in
                        acceptable minimum amounts to other financial institutions approved by the Administrative Agent and Borrower, which approval shall not be unreasonably withheld. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date and releases of all or substantially all of the collateral.

WAIVERS AND
AMENDMENTS:             Amendments and waivers of the provisions of the loan
                        agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing a percentage to be determined of the aggregate amount of loans and commitments under the Senior Credit Facility, except that (i) the consent of all of the Lenders affected thereby shall be required with respect to (a) increases in the commitment of such Lenders, (b) reductions of principal, interest, or fees,
                        (c) extensions of scheduled maturities or times for payment, and (d) releases of all or substantially all of the collateral or consents to waivers of the negative pledge.

INDEMNIFICATION:        The Borrower shall indemnify the Administrative Agent
                        and the Lenders and their respective affiliates from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Senior Credit
                        Facility, the Borrower's use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys' fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of the indemnitees at all times after the Borrower's acceptance of the Lenders' commitments for the Senior Credit Facility, notwithstanding any failure of the Senior Credit Facility to close.

CLEAR MARKET
PROVISION:              From the date of acceptance of the commitment until
                        Closing, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower. The Borrower will immediately advise Bank of America if any such transaction is contemplated.

GOVERNING LAW:          Missouri.

FEES/EXPENSES:          As set forth in Addendum I.

OTHER: This Summary of Terms is intended as an outline of certain of the material terms of the Senior Credit Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Senior Credit Facility contemplated hereby. The Borrower shall waive its right to a trial by jury. The Borrower and other parties to the Loan Documents shall agree to binding arbitration in the event of a dispute or disagreement.